Exhibit 4.5

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made to be effective as of             , 2010, by and among Chadwick Securities, Inc., a Delaware corporation (“Chadwick” or the “Dealer Manager”), Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (the “REIT”) and TD Bank, N.A., as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the REIT intends to offer and sell to investors (the “Investors”) up to 75,000,000 shares of common stock (the “Common Stock”) for at least $750,000,000 of gross proceeds (excluding the shares of its common stock to be offered and sold pursuant to the REIT’s distribution reinvestment plan), (the “Public Offering”) to investors pursuant to the REIT’s Registration Statement as publicly filed with the Securities and Exchange Commission (“SEC”) on Form S-11 (File No. 333-160463), as amended from time to time (the “Public Offering Document”).

WHEREAS, each Investor will be required to pay his subscription in full on subscribing by check or wire transfer (the “Public Offering Proceeds”).

WHEREAS, the initial cost per share of Common Stock will be $10.00, subject to certain discounts of up to 10% ($1.00 per Common Stock).

WHEREAS, the minimum subscription per Investor is 250 shares of Common Stock ($2,500).

WHEREAS, the REIT and Chadwick will execute an agreement (the “Dealer Manager Agreement”) under which Chadwick will solicit subscriptions for Common Stock in all states on a “best efforts” “minimum/maximum” basis for the Common Stock on behalf of the REIT, and under which Chadwick will have been authorized to select certain members in good standing of the Financial Industry Regulatory Authority (“FINRA”) to participate in the Public Offering of the Common Stock (the “Selling Agents”).

WHEREAS, the Dealer Manager Agreement will provide for compensation to the Dealer Manager to participate in the offering of the Common Stock, subject to the discounts set forth above for certain Investors.

WHEREAS, under the terms of the Dealer Manager Agreement, the Public Offering Proceeds are required to be held in escrow (the “Escrow Account”) subject to the receipt and acceptance by the REIT of at least $2,000,000 (the “Minimum Public Offering”), excluding any subscriptions by the REIT, its officers, directors, and affiliates.

WHEREAS, the REIT has agreed that the subscription price paid by investors for shares will be refunded to such investors if the Minimum Public Offering has not been raised within one year from the date the Public Offering Document becomes effective with the SEC (the “Closing Date”).

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WHEREAS, deposits received from residents of the Commonwealth of Pennsylvania (the “Pennsylvania Investors”) will remain in the Escrow Account until the conditions of Section 5 hereof has been met.

WHEREAS, deposits received from residents of the State of New York (the “New York Investors”) will remain in the Escrow Account until the conditions of Section 6 hereof has been met.

WHEREAS, to facilitate compliance with the terms of the Dealer Manager Agreement and Rule 15c2-4 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the REIT and the Dealer Manager desire to have the Public Offering Proceeds deposited with the Escrow Agent and the Escrow Agent agrees to hold the Public Offering Proceeds in the Escrow Account under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	Appointment of Escrow Agent. The REIT and the Dealer Manager appoint the Escrow Agent as the escrow agent to receive and to hold the Public Offering Proceeds deposited with the Escrow Agent under this Agreement, and the Escrow Agent agrees to serve in this capacity during the term and based on the provisions of this Agreement.

2.	Deposit of Public Offering Proceeds. Pending receipt of the Minimum Public Offering proceeds of $2,000,000, the Public Offering Proceeds and Subscription Agreement of each Investor shall be remitted by the broker dealers or registered investment advisors, as applicable, on behalf of the Investor directly to the Escrow Agent as provided in Section 14 by the end of the next business day following receipt of any such Public Offering Proceeds or, if final internal supervisory review is conducted at a different location, by the end of the next business day following the receipt of any such Public Offering Proceeds by the office conducting final internal supervisory review. Payment for each subscription for Common Stock shall be in the form of a check made payable to “TD Bank, N.A. as Escrow Agent for Resource Real Estate Opportunity REIT, Inc.” or by wire transfer of immediately available funds made payable as provided in Section 14. Prior to disbursement of the funds deposited in the Escrow Account pursuant to the terms of this Agreement, upon receipt of Public Offering Proceeds, the Escrow Agent shall fax or scan a listing of the subscriber name and purchase price to DST Systems, the transfer agent for the REIT (the “Transfer Agent”) and the Dealer Manager, together with all other subscription documents sent with the Public Offering Proceeds. If any of the Public Offering Proceeds are returned to the Escrow Agent for nonpayment prior to receipt of written notice from the REIT pursuant to Section 4(a), the Escrow Agent shall promptly notify the Transfer Agent and the Company in writing via mail, email or facsimile of such nonpayment, and the Escrow Agent is authorized to debit the Escrow Account as applicable in the amount of such returned payment and the Transfer Agent shall delete the appropriate account from the records maintained by the Transfer Agent.

3.	Investment of Public Offering Proceeds. The Public Offering Proceeds shall be invested solely in the “TD Bank Trust Capital Reserves Money Market Account” which is a bank money market account and not a money market mutual fund, and is a permitted investment under Rule 15c2-4 under the Exchange Act. The interest earned shall be added to the Public Offering Proceeds and disbursed in accordance with the provisions of Paragraph 4 or 5 of this Agreement, as the case may be.

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4.	Distribution of Public Offering Proceeds Other than from Pennsylvania and New York Investors.

If the Escrow Agent:

(a)	receives proper written notice from an authorized officer of the REIT that at least the Minimum Public Offering proceeds of $2,000,000 have been received and accepted by the REIT; and

(b)	determines that Public Offering Proceeds for at least $2,000,000 have been deposited, accepted and cleared the banking system and are good;

then the Escrow Agent shall promptly release and distribute to the REIT the escrowed Public Offering Proceeds that have cleared the banking system and are good plus any interest paid and investment income earned on the Public Offering Proceeds while held by the Escrow Agent in the escrow account.

After the initial distribution, any remaining Public Offering Proceeds, plus any interest paid and investment income earned on the Public Offering Proceeds while held by the Escrow Agent in the escrow account, shall be promptly released and distributed to the REIT by the Escrow Agent as the Public Offering Proceeds clear the banking system after a 10 day period from the date of deposit.

5.	Distribution of the Offering Proceeds from Pennsylvania Investors.

(a)	Notwithstanding anything to the contrary herein, disbursements of funds contributed by Pennsylvania Investors may only be distributed in compliance with the provisions of this Section 5. Irrespective of any disbursement of funds from the Escrow Account pursuant to Section 4 hereof, the Escrow Agent will continue to place deposits from the Pennsylvania Investors into the Escrow Account, until such time as the REIT notifies the Escrow Agent in writing that total subscriptions (including amounts in the Escrow Account previously disbursed as directed by the REIT and the amounts then held in the Escrow Account) equal or exceed $25,000,000, whereupon the Escrow Agent shall disburse to the REIT, at the REIT’s request, the principal amount of the funds from the Pennsylvania Investor received by the Escrow Agent for accepted subscriptions and any interest earned on such Pennsylvania Investors’ subscription payments while such payments were held in the Escrow Account. However, the Escrow Agent shall not disburse to the REIT those funds of an investor, the subscription of which has been rejected or rescinded, if the Escrow Agent has been notified by the REIT of such rejection or rescission.

(b)	If the REIT has not received total subscriptions of at least $25,000,000 within 120 days of the date the REIT first receives a subscription from a Pennsylvania Investor (the “Initial Escrow Period”), the REIT shall notify each Pennsylvania Investor by certified mail or any other means (whereby receipt of delivery is obtained) of the right of Pennsylvania Investors to have their investment returned to them. If, pursuant to such notice, a Pennsylvania Investors requests the return of his or her subscription funds within ten (10) days after receipt of the notification (the “Request Period”), the Escrow Agent shall promptly refund, with a pro rata share of any interest earned thereon and without deduction, directly to each Pennsylvania Investor the funds deposited in the Escrow Account on behalf of the Pennsylvania Investor.

(c)

The funds of Pennsylvania Investors who do not request the return of their funds within the Request Period shall remain in the Escrow Account for successive 120-day escrow periods (each a “Successive Escrow Period”), each commencing automatically upon the termination of the prior Successive Escrow Period, and the REIT and Escrow Agent shall

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follow the notification and payment procedure set forth in Section 5(b) above with respect to the Initial Escrow Period for each Successive Escrow Period, provided that any refunds made to a Pennsylvania Investors after a Successive Escrow Period shall include a pro rata share of any interest earned thereon after the Initial Escrow Period, until the occurrence of the earliest of (i) the termination of the offering by the REIT prior to the receipt of $25,000,000 of total subscriptions, (ii) the receipt and acceptance by the REIT of total subscriptions that equal or exceed $25,000,000 and the disbursement of the Escrow Account on the terms specified in this Section 5, or (iii) all funds held in the Escrow Account that were contributed by Pennsylvania Investors having been returned to the Pennsylvania Investors in accordance with the provisions hereof.

(d)	If the REIT has not received and accepted total subscriptions of at least $25,000,000 within 365 days after the Closing Date, all funds in the Escrow Account that were contributed by Pennsylvania Investors will be promptly returned in full to such Pennsylvania Investors, together with their pro rata share of any interest earned thereon pursuant to instructions made by the REIT, upon which the Escrow Agent may conclusively rely.

6. Distribution of the Offering Proceeds from New York Investors.

(a)	Notwithstanding anything to the contrary herein, disbursements of funds contributed by New York Investors may only be distributed in compliance with the provisions of this Section 6. Irrespective of any disbursement of funds from the Escrow Account pursuant to Section 4 hereof, the Escrow Agent will continue to place deposits from the New York Investors into the Escrow Account, until such time as the REIT notifies the Escrow Agent in writing that total subscriptions (including amounts in the Escrow Account previously disbursed as directed by the REIT and the amounts then held in the Escrow Account) equal or exceed $2,500,000, whereupon the Escrow Agent shall disburse to the REIT, at the REIT’s request, the principal amount of the funds from the New York Investors received by the Escrow Agent for accepted subscriptions and any interest earned on such New York Investors’ subscription payments while such payments were held in the Escrow Account. However, the Escrow Agent shall not disburse those funds of a subscriber, the subscription of which has been rejected or rescinded, if the Escrow Agent has been notified by the REIT of such rejection or rescission.

(b)	If the REIT has not received total subscriptions of at least $2,500,000 within 365 days after the Closing Date, all funds in the Escrow Account that were contributed by New York Investors will be promptly returned in full to such New York Investors, together with their pro rata share of any interest earned thereon pursuant to instructions made by the REIT upon which the Escrow Agent may conclusively rely.

7.	Separate REIT Account. During the continuation of the offering after the REIT is funded with cleared Public Offering Proceeds of at least $2,000,000 and the Escrow Agent receives the notice described in Section 4 of this Agreement, any additional Public Offering Proceeds (other than any funds received from Pennsylvania or New York Investors, which cannot be released until the conditions of Sections 5 and 6 , respectively, have been met); may be deposited by the Dealer Manager and the REIT directly in a separate REIT account which shall not be subject to the terms of this Agreement.

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8.	Distributions to Investors.

(a)	If the REIT is not funded as contemplated because less than the Minimum Public Offering proceeds of $2,000,000 have been received and accepted by the REIT by twelve (12:00) p.m. (noon), local time, EASTERN STANDARD TIME, one year from the date of SEC effectiveness of the Public Offering Document, or for any other reason, then the REIT shall provide written notification to the Escrow Agent, and the Escrow Agent promptly shall distribute to each Investor a refund check made payable to the Investor in an amount equal to the Subscription funds of the Investor, plus any interest paid or investment income earned on the Investor’s Subscription funds while held by the Escrow Agent in the escrow account, without deduction for any escrow fees or expenses, which escrow fees and expenses shall be paid to the Escrow Agent as set forth in Paragraph 7 of this Agreement.

(b)	If a subscription for Common Stock submitted by an Investor is rejected by the REIT for any reason after the Subscription funds relating to the subscription have been deposited with the Escrow Agent, then the REIT promptly shall notify the Escrow Agent in writing of the rejection, and the Escrow Agent shall promptly distribute to the Investor a refund check made payable to the Investor in an amount equal to the Subscription funds of the Investor, plus any interest paid or investment income earned on the Investor’s Subscription funds while held by the Escrow Agent in the escrow account, without deduction for any escrow fees or expenses, which escrow fees and expenses shall be paid to the Escrow Agent as set forth in Section 9 of this Agreement.

9.	Compensation and Expenses of Escrow Agent. The Acceptance Fee and the Administration Fee as provided in Appendix I shall be payable to the Escrow Agent upon execution of this Agreement. If the REIT is not funded as described in Section 8(a) of this Agreement, the REIT shall be solely responsible for and shall pay all of the compensation of the Escrow Agent for its services under this Agreement, as provided in Appendix I to this Agreement and made a part of this Agreement, and the charges, expenses (including any reasonable attorneys’ fees), and other out-of-pocket expenses incurred by the Escrow Agent in connection with the administration of the provisions of this Agreement.

The Escrow Agent shall have no lien on the Public Offering Proceeds deposited in the escrow account unless and until the REIT is funded with cleared Public Offering Proceeds of at least $2,000,000, and the Escrow Agent receives the proper written notice described in Section 4 of this Agreement, at which time the Escrow Agent shall have, and is granted, a prior lien on any property, cash, or assets held under this Agreement, with respect to its unpaid compensation and nonreimbursed expenses, superior to the interests of any other persons or entities.

10.	Duties of Escrow Agent. The Escrow Agent shall not be obligated to accept any notice, make any delivery, or take any other action under this Agreement unless the notice or request or demand for delivery or other action is in writing and given or made by the REIT or an authorized officer of the REIT. In no event shall the Escrow Agent be obligated to accept any notice, request, or demand from anyone other than the REIT.

11.	Liability of Escrow Agent. The Escrow Agent shall not be liable for any damages, or have any obligations other than the duties prescribed in this Agreement in carrying out or executing the purposes and intent of this Agreement. However, nothing in this Agreement shall relieve the Escrow Agent from liability arising out of its own willful misconduct or gross negligence. The Escrow Agent’s duties and obligations under this Agreement shall be entirely administrative and not discretionary. The Escrow Agent shall not be liable to any party to this Agreement or to any third-party as a result of any action or omission taken or made by the Escrow Agent in good faith. The parties to this Agreement will jointly and severally indemnify the Escrow Agent, hold the

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Escrow Agent harmless, and reimburse the Escrow Agent from, against and for, any and all liabilities, costs, fees and expenses (including reasonable attorney’s fees) the Escrow Agent may suffer or incur by reason of its execution and performance of this Agreement. If any legal questions arise concerning the Escrow Agent’s duties and obligations under this Agreement, then the Escrow Agent may consult with its counsel and rely without liability on written opinions given to it by its counsel.

The Escrow Agent shall be protected in acting on any written notice, request, waiver, consent, authorization, or other paper or document which the Escrow Agent, in good faith, believes to be genuine and what it purports to be.

If there is any disagreement between any of the parties to this Agreement, or between them or any other person, resulting in adverse claims or demands being made in connection with this Agreement, or if the Escrow Agent, in good faith, is in doubt as to what action it should take under this Agreement, then the Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action under this Agreement, so long as the disagreement continues or the doubt exists. In any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act and the Escrow Agent shall be entitled to continue to so refrain from acting until the dispute is resolved by the parties involved.

TD Bank, N.A. is acting solely as the Escrow Agent and is not a party to, nor has it reviewed or approved any agreement or matter of background related to this Agreement, other than this Agreement itself, and has assumed, without investigation, the authority of the individuals executing this Agreement to be so authorized on behalf of the party or parties involved.

12.	Resignation or Removal of Escrow Agent. The Escrow Agent may resign as such after giving thirty days’ prior written notice to the other parties to this Agreement. Similarly, the Escrow Agent may be removed and replaced after receiving thirty days’ prior written notice from the other parties to this Agreement. In either event, the duties of the Escrow Agent shall terminate thirty days after the date of the notice (or as of an earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Public Offering Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) and all other property in its possession pursuant to the terms of this Agreement to a successor escrow agent appointed by the other parties to this Agreement as evidenced by a written notice filed with the Escrow Agent.

If the other parties to this Agreement are unable to agree on a successor escrow agent or fail to appoint a successor escrow agent before the expiration of thirty days following the date of the notice of the Escrow Agent’s resignation or removal, then the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief. Any resulting appointment shall be binding on all of the parties to this Agreement.

On acknowledgment by any successor escrow agent of the receipt of the then remaining balance of the Public Offering Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) and other property from the Escrow Agent, the Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Agreement.

13.	Termination. This Agreement shall terminate and the Escrow Agent shall have no further obligation with respect to this Agreement after the distribution of all Public Offering Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) as contemplated by this Agreement, or on the written consent of all the parties to this Agreement.

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14.	Notice. Any notices or instructions, or both, to be given under this Agreement shall be validly given if set forth in writing and mailed by certified mail, return receipt requested, or by facsimile with confirmation of receipt (originals to be followed in the mail), or by a nationally recognized overnight courier, as follows:

If to the Escrow Agent:

Notices and checks/subscription agreements sent to:

TD Bank, National Association

Wealth Management, Institutional Trust

1006 Astoria Blvd.

Cherry Hill, NJ 08034

Attention: Arlene M. Murphy

Phone: (856) 685-5103

Facsimile: (856) 685-5267

Wiring Instructions:

TD Bank, National Association

ABA#: 011600033

BNF: TD Wealth Management

DDA#: 76-T-085-01-8

FFC: Resource Real Estate Opportunity REIT, Inc.

A/C #:

If to the REIT:

Resource Real Estate Opportunity REIT, Inc.

One Crescent Drive, Suite 203

Navy Yard Corporate Center

Philadelphia, Pennsylvania 19112

Attention: Steve Saltzman

Phone: (215) 546-5005

Facsimile: (215) 546-5388

If to Chadwick:

Chadwick Securities, Inc.

1845 Walnut Street

10th Floor

Philadelphia, Pennsylvania 19103

Attention: Darshan V. Patel

Phone: (215) 546-5005

Facsimile: (215) 574-8176

Any party may designate any other address to which notices and instructions shall be sent by notice duly given in accordance with this Agreement.

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15.	Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Dealer Manager, the REIT and the Escrow Agent.

16.	Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

17.	Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection with the Public Offering. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

18.	Miscellaneous.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b)	This Agreement shall be binding on and shall inure to the benefit of the undersigned and their respective successors and assigns, provided however, the Escrow Agent shall not assign the Agreement without the REIT’s prior written consent.

(c)	This Agreement may be executed in multiple copies, each executed copy to serve as an original.

(d)	The parties hereto acknowledge that the Escrow Agent has not reviewed, and is not making any recommendations with respect to, the securities offered.

(e)	For all purposes under this Agreement, Shelle Weisbaum and Steven Saltzman shall each be considered to be an “authorized officer” of the REIT and Darshan V. Patel shall be considered to be an “authorized officer” of the Dealer Manager.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

TD BANK, N.A. As Escrow Agent

DATE: , 2010	By:
(Authorized Officer)

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC. a Maryland corporation

DATE: , 2010	By:
Shelle Weisbaum, Chief Legal Officer, Senior Vice President and Secretary

CHADWICK SECURITIES, INC. a Delaware corporation

DATE: , 2010	By:
Darshan V. Patel, President

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